SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.
                                       Commission File Number  0-27758
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                        STANDARD BRANDS OF AMERICA, INC.
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             (Exact name of registrant as specified in its charter)

         11717 HIGHLAND PLACE, CORAL SPRINGS, FL. 33071 (954) 752-7106
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK $.0001 PAR VALUE
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            (Title of each class of securities covered by this Form)
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        (Titles  of all other  classes  of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)
         Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:
              Rule 12g-4(a)(1)(i)    [X]         Rule 12h-3(b)(1)(ii)     [  ]
              Rule 12g-4(a)(1)(ii)   [X]         Rule 12h-3(b)(2)(i)      [  ]
              Rule 12g-4(a)(2)(i)    [ ]         Rule 12h-3(b)(2)(ii)     [  ]
              Rule 12g-4(a)(2)(ii)   [ ]         Rule 15d-6               [  ]
              Rule 12h-3(b)(1)(i)    [ ]
         Approximate  number of  holders of record as of the certification or
notice date:   250
               ---
         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
(Name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Date: 2/26/98                           By: /s/ J. L. Adams
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                                                     J. L. Adams, President